UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                               SCHEDULE 13G
                              (Rule 13d-102)

          INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT
        TO RULES 13d-1(b)(c) AND (d) AND AMENDMENTS THERETO FILED
                         PURSUANT TO RULE 13d-2 *





                       Crestline Capital Corporation
                             (Name of Issuer)

                   Common Stock, par value $0.10 per share
                      (Title of Class of Securities)

                                226153104
                              (CUSIP Number)

                            December 30, 1998
          (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule prusuant to which this Schedule is filed:

               / /  Rule 13d-1(b)
               /x/  Rule 13d-1(c)
               / /  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






SEC 1745 (2-95)
                           Page 1 of 38 pages

CUSIP No.    226153104            13G



 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Blackstone Real Estate Holdings II L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                  (b) /X/
 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

              5   SOLE VOTING POWER
 NUMBER OF
   SHARES              418,308
 BENEFICIALLY
   OWNED BY   6   SHARED VOTING POWER
    EACH
 REPORTING               -0-
   PERSON
    WITH      7   SOLE DISPOSITIVE POWER

                       418,308

              8   SHARED DISPOSITIVE POWER

                         -0-

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          418,308

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /

          N.A.

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          1.9%

 12  TYPE OF REPORTING PERSON*

          PN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!






SEC 1745 (2-95)
                           Page 2 of 38 pages

CUSIP No.    226153104            13G



 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Blackstone Real Estate Holdings II L.P.

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /
                                                                 (b) /X/
 3    SEC USE ONLY

 4    CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

              5   SOLE VOTING POWER
 NUMBER OF
  SHARES               117,580
BENEFICIALLY
 OWNED BY     6   SHARED VOTING POWER
   EACH                -0-
 REPORTING
  PERSON      7   SOLE DISPOSITIVE POWER
   WITH
                       117,580

              8   SHARED DISPOSITIVE POWER

                       -0-

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           117,580

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

           N.A.

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.5%

 12   TYPE OF REPORTING PERSON*

           PN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!





SEC 1745 (2-95)
                           Page 3 of 38 pages

CUSIP No.    226153104            13G



 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Blackstone Real Estate Partners II T.E. 1 L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                  (b) /X/
 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

              5   SOLE VOTING POWER
 NUMBER OF
   SHARES             351,988
BENEFICIALLY
  OWNED BY    6   SHARED VOTING POWER
    EACH
 REPORTING              -0-
  PERSON
   WITH       7   SOLE DISPOSITIVE POWER

                       351,988

              8   SHARED DISPOSITIVE POWER

                         -0-

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          351,988

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

          N.A.

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          1.6%

 12  TYPE OF REPORTING PERSON*

          PN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!




SEC 1745 (2-95)
                           Page 4 of 38 pages

CUSIP No.    226153104            13G



 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Blackstone Real Estate Partners II T.E. 2 L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                  (b) /X/
 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

              5   SOLE VOTING POWER
 NUMBER OF
   SHARES              15,218
 BENEFICIALLY
   OWNED BY   6   SHARED VOTING POWER
    EACH
 REPORTING               -0-
   PERSON
    WITH      7   SOLE DISPOSITIVE POWER

                       15,218

              8   SHARED DISPOSITIVE POWER

                         -0-

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          15,218

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /

          N.A.

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.1%

 12  TYPE OF REPORTING PERSON*

          PN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!





SEC 1745 (2-95)
                           Page 5 of 38 pages

CUSIP No.    226153104            13G



 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Blackstone Real Estate Partners II T.E. 3 L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                  (b) /X/
 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

              5   SOLE VOTING POWER
 NUMBER OF
   SHARES              72,367
 BENEFICIALLY
   OWNED BY   6   SHARED VOTING POWER
    EACH
 REPORTING               -0-
   PERSON
    WITH      7   SOLE DISPOSITIVE POWER

                       72,367

              8   SHARED DISPOSITIVE POWER

                         -0-

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          72,367

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

          N.A.

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.3%

 12  TYPE OF REPORTING PERSON*

          PN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!





SEC 1745 (2-95)
                           Page 6 of 38 pages

CUSIP No.    226153104            13G



 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Blackstone Real Estate Partners II T.E. 4 L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                  (b) /X/
 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

              5   SOLE VOTING POWER
 NUMBER OF
   SHARES              14,722
 BENEFICIALLY
   OWNED BY   6   SHARED VOTING POWER
    EACH
 REPORTING               -0-
   PERSON
    WITH      7   SOLE DISPOSITIVE POWER

                       14,722

              8   SHARED DISPOSITIVE POWER

                         -0-

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          14,722

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

          N.A.
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.1%

 12  TYPE OF REPORTING PERSON*

          PN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!





SEC 1745 (2-95)
                           Page 7 of 38 pages

CUSIP No.    226153104            13G



 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Blackstone Real Estate Partners II T.E. 5 L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                  (b) /X/
 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

              5   SOLE VOTING POWER
 NUMBER OF
   SHARES              30,966
 BENEFICIALLY
   OWNED BY   6   SHARED VOTING POWER
    EACH
 REPORTING               -0-
   PERSON
    WITH      7   SOLE DISPOSITIVE POWER

                       30,966

              8   SHARED DISPOSITIVE POWER

                         -0-

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          30,966

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

          N.A.

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.1%

 12  TYPE OF REPORTING PERSON*

          PN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!





SEC 1745 (2-95)
                           Page 8 of 38 pages

CUSIP No.    226153104            13G



 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Blackstone Real Estate Partners I L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                  (b) /X/
 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

              5   SOLE VOTING POWER
 NUMBER OF
   SHARES              137,132
 BENEFICIALLY
  OWNED BY    6   SHARED VOTING POWER
    EACH
 REPORTING             -0-
   PERSON
    WITH      7   SOLE DISPOSITIVE POWER

                       137,132

              8   SHARED DISPOSITIVE POWER

                       -0-

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          137,132

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

          N.A.

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.6%

 12  TYPE OF REPORTING PERSON*

          PN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!





SEC 1745 (2-95)
                           Page 9 of 38 pages

CUSIP No.    226153104            13G



 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Blackstone Real Estate Partners Two L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                  (b) /X/
 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

              5   SOLE VOTING POWER
 NUMBER OF
   SHARES              8,992
 BENEFICIALLY
   OWNED BY   6   SHARED VOTING POWER
    EACH
 REPORTING             8,187
   PERSON
    WITH      7   SOLE DISPOSITIVE POWER

                       8,992

              8   SHARED DISPOSITIVE POWER

                       8,187

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          17,179

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

          N.A.

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.1%

 12  TYPE OF REPORTING PERSON*

          PN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!





SEC 1745 (2-95)
                           Page 10 of 38 pages

CUSIP No.    226153104            13G



 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Blackstone Real Estate Partners Three L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                  (b) /X/
 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

              5   SOLE VOTING POWER
 NUMBER OF
   SHARES              87,229
 BENEFICIALLY
   OWNED BY   6   SHARED VOTING POWER
    EACH
 REPORTING              8,187
   PERSON
    WITH      7   SOLE DISPOSITIVE POWER

                       87,229

              8   SHARED DISPOSITIVE POWER

                       8,187

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          95,416

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

          N.A.

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.4%

 12  TYPE OF REPORTING PERSON*

          PN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!





SEC 1745 (2-95)
                           Page 11 of 38 pages

CUSIP No.    226153104            13G



 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Blackstone Real Estate Partners IV L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                  (b) /X/
 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

              5   SOLE VOTING POWER
 NUMBER OF
   SHARES              2,743
 BENEFICIALLY
   OWNED BY   6   SHARED VOTING POWER
    EACH
 REPORTING             8,187
   PERSON
    WITH      7   SOLE DISPOSITIVE POWER

                       2,743

              8   SHARED DISPOSITIVE POWER

                       8,187

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          10,930

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

          N.A.

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          less than 0.1%

 12  TYPE OF REPORTING PERSON*

          PN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!





SEC 1745 (2-95)
                           Page 12 of 38 pages

CUSIP No.    226153104            13G



 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Blackstone RE Capital Partners L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                  (b) /X/
 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

              5   SOLE VOTING POWER
  NUMBER OF
    SHARES             14,300
 BENEFICIALLY
   OWNED BY   6   SHARED VOTING POWER
    EACH
 REPORTING              8,187
   PERSON
    WITH      7   SOLE DISPOSITIVE POWER

                       14,300

              8   SHARED DISPOSITIVE POWER

                       8,187

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          22,487

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

          N.A.

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.1%

 12  TYPE OF REPORTING PERSON*

          PN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!





SEC 1745 (2-95)
                           Page 13 of 38 pages

CUSIP No.    226153104            13G



 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Blackstone RE Capital Partners II L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                  (b) /X/
 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

              5   SOLE VOTING POWER
  NUMBER OF
   SHARES              1,570
 BENEFICIALLY
   OWNED BY   6   SHARED VOTING POWER
    EACH
  REPORTING            8,187
   PERSON
    WITH      7   SOLE DISPOSITIVE POWER

                       1,570

              8   SHARED DISPOSITIVE POWER

                       8,187

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          9,757

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

          N.A.

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          less than 0.1%

 12  TYPE OF REPORTING PERSON*

          PN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!





SEC 1745 (2-95)
                           Page 14 of 38 pages

CUSIP No.    226153104            13G



 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Blackstone RE Offshore Capital Partners L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                  (b) /X/
 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

              5   SOLE VOTING POWER
  NUMBER OF
   SHARES              2,760
 BENEFICIALLY
   OWNED BY   6   SHARED VOTING POWER
    EACH
 REPORTING             8,187
   PERSON
    WITH      7   SOLE DISPOSITIVE POWER

                       2,760

              8   SHARED DISPOSITIVE POWER

                       8,187

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          10,947

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

          N.A.
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          less than 0.1%

 12  TYPE OF REPORTING PERSON*

          PN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!





SEC 1745 (2-95)
                           Page 15 of 38 pages

CUSIP No.    226153104            13G



 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Blackstone Real Estate Holdings L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                  (b) /X/
 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

              5   SOLE VOTING POWER
  NUMBER OF
   SHARES              75,374
 BENEFICIALLY
  OWNED BY    6   SHARED VOTING POWER
    EACH
 REPORTING              8,187
   PERSON
    WITH      7   SOLE DISPOSITIVE POWER

                       75,374

              8   SHARED DISPOSITIVE POWER

                        8,187

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          83,561

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

          N.A.

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.4%

 12  TYPE OF REPORTING PERSON*

          PN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!





SEC 1745 (2-95)
                           Page 16 of 38 pages

CUSIP No.    226153104            13G



 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          CR/RE L.L.C.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                  (b) /X/
 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

              5   SOLE VOTING POWER
 NUMBER OF
   SHARES              1,949
 BENEFICIALLY
   OWNED BY   6   SHARED VOTING POWER
    EACH
 REPORTING               -0-
   PERSON
    WITH      7   SOLE DISPOSITIVE POWER

                       1,949

              8   SHARED DISPOSITIVE POWER

                         -0-

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,949

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

          N.A.

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          less than 0.1%

 12  TYPE OF REPORTING PERSON*

          00

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!





SEC 1745 (2-95)
                           Page 17 of 38 pages

CUSIP No.    226153104            13G



 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          BRE Logan Hotel Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                  (b) /X/
 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

              5   SOLE VOTING POWER
 NUMBER OF
   SHARES              851
 BENEFICIALLY
  OWNED BY    6   SHARED VOTING POWER
    EACH
 REPORTING              -0-
   PERSON
    WITH      7   SOLE DISPOSITIVE POWER

                       851

              8   SHARED DISPOSITIVE POWER

                        -0-

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          851

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

          N.A.

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          less than 0.1%

 12  TYPE OF REPORTING PERSON*

          CO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!




SEC 1745 (2-95)
                           Page 18 of 38 pages

CUSIP No.    226153104            13G



 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          BRE/Cambridge L.L.C.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                  (b) /X/
 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

              5   SOLE VOTING POWER
 NUMBER OF
   SHARES              8,187
 BENEFICIALLY
   OWNED BY   6   SHARED VOTING POWER
    EACH
 REPORTING               -0-
   PERSON
    WITH      7   SOLE DISPOSITIVE POWER

                       8,187

              8   SHARED DISPOSITIVE POWER

                       -0-

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          8,187

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

          N.A.

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          less than 0.1%

 12  TYPE OF REPORTING PERSON*

          00

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!





SEC 1745 (2-95)
                           Page 19 of 38 pages

CUSIP No.    226153104            13G



 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Blackstone Real Estate Associates L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                  (b) /X/
 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

              5   SOLE VOTING POWER
 NUMBER OF
   SHARES              -0-
 BENEFICIALLY
  OWNED BY    6   SHARED VOTING POWER
    EACH
 REPORTING             271,100
   PERSON
    WITH      7   SOLE DISPOSITIVE POWER

                       -0-

              8   SHARED DISPOSITIVE POWER

                       271,100

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          271,100

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

          N.A.

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          1.2%

 12  TYPE OF REPORTING PERSON*

          PN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!





SEC 1745 (2-95)
                           Page 20 of 38 pages

CUSIP No.    226153104            13G



 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Blackstone Real Estate Associates II L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                  (b) /X/
 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

              5   SOLE VOTING POWER
 NUMBER OF
   SHARES              -0-
 BENEFICIALLY
  OWNED BY    6   SHARED VOTING POWER
    EACH
 REPORTING             903,569
   PERSON
    WITH      7   SOLE DISPOSITIVE POWER

                       -0-

              8   SHARED DISPOSITIVE POWER

                       903,569

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          903,569

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

          N.A.

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.1%

 12  TYPE OF REPORTING PERSON*

          PN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!





SEC 1745 (2-95)
                           Page 21 of 38 pages

CUSIP No.    226153104            13G



 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Blackstone Real Estate Management Associates II L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                  (b) /X/
 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

              5   SOLE VOTING POWER
 NUMBER OF
   SHARES              -0-
 BENEFICIALLY
   OWNED BY   6   SHARED VOTING POWER
    EACH
 REPORTING             1,021,149
   PERSON
    WITH      7   SOLE DISPOSITIVE POWER

                       -0-

              8   SHARED DISPOSITIVE POWER

                       1,021,149

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,021,149

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

          N.A.

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.7%

 12  TYPE OF REPORTING PERSON*

          PN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!





SEC 1745 (2-95)
                           Page 22 of 38 pages

CUSIP No.    226153104            13G



 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          BREA L.L.C.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                  (b) /X/
 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

              5   SOLE VOTING POWER
 NUMBER OF
   SHARES              -0-
 BENEFICIALLY
  OWNED BY    6   SHARED VOTING POWER
    EACH
 REPORTING             346,474
   PERSON
     WITH     7   SOLE DISPOSITIVE POWER

                       -0-

              8   SHARED DISPOSITIVE POWER

                       346,474

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          346,474

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

          N.A.

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          1.6%

 12  TYPE OF REPORTING PERSON*

          00

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!





SEC 1745 (2-95)
                           Page 23 of 38 pages

CUSIP No.    226153104            13G



 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          BREA II L.L.C.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                  (b) /X/
 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

              5   SOLE VOTING POWER
 NUMBER OF
   SHARES              -0-
 BENEFICIALLY
  OWNED BY    6   SHARED VOTING POWER
    EACH
 REPORTING             1,021,149
   PERSON
    WITH      7   SOLE DISPOSITIVE POWER

                       -0-

              8   SHARED DISPOSITIVE POWER

                       1,021,149

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,021,149

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

          N.A.

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           4.7%

 12   TYPE OF REPORTING PERSON*

           00

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!





SEC 1745 (2-95)
                           Page 24 of 38 pages

CUSIP No.    226153104              13G



 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Peter G. Peterson

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) / /
                                                                      (b) /x/
 3    SEC USE ONLY

 4    CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.

               5   SOLE VOTING POWER
 NUMBER OF
   SHARES               -0-
BENEFICIALLY
  OWNED BY     6   SHARED VOTING POWER
    EACH
 REPORTING              1,368,474
   PERSON
    WITH       7   SOLE DISPOSITIVE POWER

                        -0-

               8   SHARED DISPOSITIVE POWER

                        1,368,474

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,368,474

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

           N.A.

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.2%

 12   TYPE OF REPORTING PERSON*

           IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!






SEC 1745 (2-95)
                              Page 25 of 38 pages

CUSIP No.    226153104              13G



 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Stephen A. Schwarzman

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) / /
                                                                      (b) /X/
 3    SEC USE ONLY

 4    CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.

               5   SOLE VOTING POWER
 NUMBER OF
   SHARES               -0-
BENEFICIALLY
  OWNED BY    6   SHARED VOTING POWER
    EACH
 REPORTING             1,368,474
   PERSON
    WITH      7   SOLE DISPOSITIVE POWER

                        -0-

              8   SHARED DISPOSITIVE POWER

                       1,368,474

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,368,474

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

           N.A.

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.2%

 12   TYPE OF REPORTING PERSON*

           IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!






SEC 1745 (2-95)
                              Page 26 of 38 pages

CUSIP No.    226153104              13G



 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John G. Schreiber

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) / /
                                                                      (b) /X/
 3    SEC USE ONLY

 4    CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.

               5   SOLE VOTING POWER
 NUMBER OF
   SHARES               -0-
BENEFICIALLY
  OWNED BY     6   SHARED VOTING POWER
    EACH
 REPORTING              -0-
   PERSON
    WITH       7   SOLE DISPOSITIVE POWER

                        -0-

               8   SHARED DISPOSITIVE POWER

                       1,174,669

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,174,669

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

           N.A.

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.4%

 12   TYPE OF REPORTING PERSON*

           IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!






SEC 1745 (2-95)
                              Page 27 of 38 pages

Item 1(a). Name of Issuer:

          Crestline Capital Corporation


Item 1(b). Address of Issuer's Principal Executive Offices:

           10400 Fernwood Road, Bethesda, Maryland 20817


Item 2(a). Name of Persons Filing:


                 This Schedule 13G is being filed by: Blackstone Real Estate Partners II L.P., a Delaware limited partnership ("BRE II"); Blackstone Real Estate Holdings II L.P., a Delaware limited partnership ("BREH II"); Blackstone Real Estate Partners II T.E. 1 L.P., a Delaware limited partnership ("BRE II TE 1"); Blackstone Real Estate Partners II T.E. 2 L.P., a Delaware limited partnership ("BRE II TE 2"); Blackstone Real Estate Partners II T.E. 3 L.P., a Delaware limited partnership ("BRE II TE 3"); Blackstone Real Estate Partners II T.E. 4 L.P., a Delaware limited partnership ("BRE II TE 4"); Blackstone Real Estate Partners II T.E. 5 L.P., a Delaware limited partnership ("BRE II TE 5"); Blackstone Real Estate Partners I L.P., a Delaware limited partnership ("BRE I"); Blackstone Real Estate Partners Two L.P., a Delaware limited partnership ("BRE Two"); Blackstone Real Estate Partners Three L.P., a Delaware limited partnership ("BRE Three"); Blackstone Real Estate Partners IV L.P., a Delaware limited partnership ("BRE IV"); Blackstone RE Capital Partners L.P., a Delaware limited partnership ("BRECP"); Blackstone RE Capital Partners II L.P., a Delaware limited partnership ("BRECP II"); Blackstone RE Offshore Capital Partners L.P., a Delaware limited partnership ("BOC"); Blackstone Real Estate Holdings L.P., a Delaware limited partnership ("BREH"); CR/RE L.L.C., a Delaware limited liability company ("CRRE"); BRE Logan Hotel Inc., a Delaware corporation ("Logan"); BRE/Cambridge L.L.C., a Delaware limited liability company ("Cambridge"); the general partner of BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, and BOC, Blackstone Real Estate Associates L.P., a Delaware Limited partnership ("BREA"); the general partner of BRE II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, and BRE II TE 5, Blackstone Real Estate Associates II L.P., a Delaware Limited partnership ("BREA II"); the general partner of BREH II and BREA II, Blackstone Real Estate Management Associates II L.P., a Delaware limited partnership ("BREMA II"); the general partner of BREH and BREA, BREA L.L.C., a Delaware limited liability company ("BREA LLC"); the general partner of BREMA II, BREA II L.L.C., a Delaware limited liability company ("BREA II LLC"); Peter G. Peterson ("Peterson") and Stephen A. Schwarzman ("Schwarzman"), who are the founding members of BREA LLC and BREA II LLC; and John G. Schreiber ("Schreiber"), a limited partner in BREA and BREA II.









SEC 1745 (2-95)
                              Page 28 of 38 pages

Item 2(b): Address of Principal Business Office or, if none, Residence

                The principal business and office address of each of BRE II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5, BREH II, BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC, BREH, CRRE, Logan, Cambridge, BREA, BREMA, BREA II, BREA LLC and BREA II LLC is 345 Park Avenue, 31st Floor, New York, New York 10154. The principal business address of Schreiber is Schreiber Investments, 1115 East Illinois Road, Lake Forest, Illinois 60045. The principal business address of each of Peterson and Schwarzman is 345 Park Avenue, 31st Floor, New York, New York 10154.

Item 2(c): Citizenship

                The place of organization of each of BRE II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5, BREH II, BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC, BREH, CRRE, Logan, Cambridge, BREA, BREMA, BREA II, BREA LLC and BREA II LLC is the State of Delaware. The citizenship of each of Peterson, Schwarzman and Schreiber is the United States.

Item 2(d): Title and Class of Securities

                Common Stock

Item 2(e): CUSIP Number:

                226153104

Iten 3: If this Statement is filed pursuant to Rule 13d-1(c), check
                this box:    /X/

Item 4:    Ownership

         (a)   Amount Beneficially Owned:

                As of the date of this filing, BRE II, BRE II TE 1, BRE II
TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5 and BREH II may be deemed to beneficially own 418,308, 351,988, 15,218, 72,367, 14,722, 30,966 and 117,580
shares of Common Stock, respectively. As of the date of this filing, BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC and BREH may be deemed to beneficially own 137,132, 8,992, 87,229, 2,743, 14,300, 1,570, 2,760 and
75,374 shares of Common Stock, respectively. As of the date of this filing, CRRE, Logan and Cambridge may be deemed to beneficially own 1,949, 851, and 8,187 shares of Common Stock, respectively. In addition, by reason of their status as members of Cambridge, BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC and BREH may be deemed to beneficially own 8,187 shares of Common Stock beneficially owned by Cambridge. Such shares of Common Stock represent, in the aggregate, 1,370,423 shares of Common Stock of the Issuer.








SEC 1745 (2-95)
                              Page 29 of 38 pages

                By reason of its status as the general partner of BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II and BOC, BREA has the power to vote or direct the vote and to dispose or direct the disposition of the shares of Common Stock owned by such entities (in each case to the extent that BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II and BOC have such power) and, accordingly, may be deemed to beneficially own 271,100 shares of Common Stock.

                By reason of its status as the general partner of BRE II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5, BREA II has the power to vote or direct the vote and to dispose or direct the disposition of the shares of Common Stock owned by such entities (in each case to the extent that BRE II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5, have such power) and, accordingly, may be deemed to beneficially own 903,569 shares of Common Stock.

                By reason of the requirement that any disposition of an investment (directly or indirectly) by entities to which BREA and BREA II serves as general partner requires the approval of Schreiber, Schreiber has shared power to dispose or direct the disposition of the Common Stock that may be deemed to be beneficially owned by BREA and BREA II (in each case to the extent that BREA and BREA II has such power) and, accordingly, may be deemed to beneficially own the 1,174,669 shares of Common Stock which may be deemed to be beneficially owned by BREA and BREA II.

                By reason of its status as the general partner of BREA II and BREH II, BREMA II has the power to vote or direct the vote and to dispose or direct the disposition of the Common Stock that may be deemed to be beneficially owned by BREA II and BREH II (in each case to the extent that the BREA II and BREH II have such power) and, accordingly, may be deemed to beneficially own 1,021,149 shares of Common Stock.

                By reason of its status as the general partner of BREA and BREH, BREA LLC has the power to vote or direct the vote and to dispose or direct the disposition of the Common Stock that may be deemed to be beneficially owned by BREA and BREH (in each case to the extent that the BREA and BREH have such power) and, accordingly, may be deemed to beneficially own 346,474 shares of Common Stock.

















SEC 1745 (2-95)
                             Page 30 of 38 pages

                 By reason of its status as the general partner of BREMA II, BREA II LLC has the power to vote or direct the vote and to dispose or direct the disposition of the Common Stock that may be deemed to be beneficially owned by BREA II and BREH II (in each case to the extent that the BREA II and BREH II have such power) and, accordingly, may be deemed to beneficially own 1,021,149 shares of Common Stock.

                By reason of their ability to control BREA LLC, BREA II LLC and Logan, Peterson and Schwarzman have shared power to vote or to direct the vote and to dispose or direct the disposition of the shares of Common Stock that may be deemed to be beneficially owned by BREA LLC, BREA II LLC and Logan (in each case to the extent that BREA LLC, BREA II LLC and Logan have such power) and, accordingly, may be deemed to beneficially own 1,368,474 shares of Common Stock.

         (b)  Percent of Class                             :

                Such shares of Common Stock represent, in the aggregate, 1,370,423 shares of Common Stock, or approximately 6.2% of the total number of shares of Common Stock outstanding.

         (c)  Number of shares as to which each person has:

         (i)   Sole voting power:        See respective cover pages, Item 5
         (ii)  Shared voting power:      See respective cover pages, Item 6
         (iii) Sole disposition power:   See respective cover pages, Item 7
         (iv)  Shared disposition power: See respective cover pages, Item 8

Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended (the "Act), the Reporting Persons declare that the filing of this statement shall not be construed as an admission that any such Reporting Person is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement.

Item 5.   Ownership of Five Percent or Less of a Class

          Not applicable.


Item 6. Ownership of More than Five Percent on Behalf of Another Person

          Not applicable.













SEC 1745 (2-95)
                             Page 31 of 38 pages

Item 7.   Identification and Classification of the
          Subsidiary Which Acquired the Security Being
          Reported on by the Parent Holding Company

          Not applicable.


Item 8.   Identification and Classification of Members of a Group

          Not applicable.


Item 9.   Notice of Dissolution of Group

          Not applicable.


Item 10.   Certifications

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.































SEC 1745 (2-95)
                             Page 32 of 38 pages

                               INDEX OF EXHIBITS

Number           Description

Exhibit 1 Joint Filing Agreement and Power of Attorney dated as of January 8, 1999, among the Reporting Persons relating to the filing of a joint statement on
                 Schedule 13G.
















































SEC 1745 (2-95)
                             Page 33 of 38 pages

                                  SIGNATURES


                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                  Date:  January 11, 1999



                                  BLACKSTONE REAL ESTATE PARTNERS I L.P.

                                  BLACKSTONE REAL ESTATE PARTNERS TWO L.P.

                                  BLACKSTONE REAL ESTATE PARTNERS THREE L.P.

                                  BLACKSTONE REAL ESTATE PARTNERS IV L.P.

                                  BLACKSTONE RE CAPITAL PARTNERS L.P.

                                  BLACKSTONE RE CAPITAL PARTNERS II L.P.

                                  BLACKSTONE RE OFFSHORE CAPITAL PARTNERS L.P.

                                  By:  Blackstone Real Estate Associates L.P.,
                                       general partner

                                       By: BREA L.L.C., general partner


                                       By: /s/ Stephen A. Schwarzman
                                           ____________________________
                                           Name:  Stephen A. Schwarzman
                                           Title: Member



















SEC 1745 (2-95)
                             Page 34 of 38 pages

                                  BLACKSTONE REAL ESTATE PARTNERS II L.P.

                                  BLACKSTONE REAL ESTATE PARTNERS II.TE.1 L.P.

                                  BLACKSTONE REAL ESTATE PARTNERS II.TE.2 L.P.

                                  BLACKSTONE REAL ESTATE PARTNERS II.TE.3 L.P.

                                  BLACKSTONE REAL ESTATE PARTNERS II.TE.4 L.P.

                                  BLACKSTONE REAL ESTATE PARTNERS II.TE.5 L.P.

                                  By:   Blackstone Real Estate
                                        Associates II L.P., general partner

                                        By:  Blackstone Real Estate
                                             Management Associates II L.P.,
                                             general partner

                                             By: BREA II L.L.C.,general partner


                                               By: /s/ Stephen A. Schwarzman
                                                   ____________________________
                                                   Name:  Stephen A. Schwarzman
                                                   Title: Member


                                  BLACKSTONE REAL ESTATE HOLDINGS II L.P.

                                  By:   Blackstone Real Estate
                                        Management Associates II L.P.,
                                        general partner

                                        By:  BREA II L.L.C.,general partner


                                             By: /s/ Stephen A. Schwarzman
                                                 ____________________________
                                                 Name:  Stephen A. Schwarzman
                                                 Title: Member















SEC 1745 (2-95)
                             Page 35 of 38 pages

                                  BLACKSTONE REAL ESTATE HOLDINGS L.P.

                                  By:   BREA L.L.C.,general partner


                                        By: /s/ Stephen A. Schwarzman
                                            ____________________________
                                            Name:  Stephen A. Schwarzman
                                            Title: Member


                                  CR/RE L.L.C.

                                  By: /s/ John Ceriale
                                      ____________________________
                                      Name:  John Ceriale
                                      Title: Member

                                  BRE LOGAN HOTEL INC.


                                  By: /s/ William J. Stein
                                      ____________________________
                                      Name:  William J. Stein
                                      Title: Vice President


                                  BRE/CAMBRIDGE L.L.C.


                                  By: /s/ William J. Stein
                                      ____________________________
                                      Name:  William J. Stein
                                      Title: Vice President


                                  BLACKSTONE REAL ESTATE ASSOCIATES L.P.

                                  By:  BREA L.L.C., general partner


                                       By: /s/ Stephen A. Schwarzman
                                           ____________________________
                                           Name:  Stephen A. Schwarzman
                                           Title: Member











SEC 1745 (2-95)
                             Page 36 of 38 pages

                                  BLACKSTONE REAL ESTATE ASSOCIATES II L.P.

                                  By:  Blackstone Real Estate Management
                                       Associates II L.P., general partner

                                       By:  BREA II L.L.C.,general partner


                                            By: /s/ Stephen A. Schwarzman
                                                ____________________________
                                                Name:  Stephen A. Schwarzman
                                                Title: Member


                                  BLACKSTONE REAL ESTATE MANAGEMENT
                                  ASSOCIATES II L.P.

                                  By:  BREA II L.L.C.,general partner


                                       By: /s/ Stephen A. Schwarzman
                                           ____________________________
                                           Name:  Stephen A. Schwarzman
                                           Title: Member


                                  BREA L.L.C.


                                  By: /s/ Stephen A. Schwarzman
                                      ____________________________
                                      Name:  Stephen A. Schwarzman
                                      Title: Member


                                  BREA II L.L.C.


                                  By: /s/ Stephen A. Schwarzman
                                      ____________________________
                                      Name:  Stephen A. Schwarzman
                                      Title: Member


                                  /s/ Peter G. Peterson
                                  ________________________________
                                  Peter G. Peterson


                                  /s/ Stephen a. Schwarzman
                                  ________________________________
                                  Stephen A. Schwarzman


                                  /s/ John G. Schreiber
                                  ________________________________
                                  John G. Schreiber


SEC 1745 (2-95)
                             Page 37 of 38 pages

                               INDEX OF EXHIBITS

Number           Description

Exhibit 1 Joint Filing Agreement and Power of Attorney dated as of January 8, 1999, among the Reporting Persons relating to the filing of a joint statement on
                 Schedule 13G.
















































SEC 1745 (2-95)
                             Page 38 of 38 pages